Exhibit 21
SUBSIDIARIES OF REGISTRANT

Name	State/Country of Incorporation

1. Cerner Campus Redevelopment Corporation	Missouri

2. Cerner Canada Limited	Delaware

3. Cerner Chile Limitada	Chile

4. Cerner Corporation PTY Limited	New South Wales (Australia)

5. Cerner Deutschland GmbH	Germany

6. Cerner Egypt LLC	Egypt

7. Cerner France SAS	France

8. Cerner Galt, Inc.	Delaware

9. Cerner Healthcare Solutions, Inc.	Delaware

10. Cerner Healthcare Solutions Private Limited	India

11. Cerner Health Connections, Inc.	Delaware

12. Cerner Iberia, S.L.	Spain

13. Cerner India Sales Private Limited	India

14. Cerner Innovation, Inc.	Delaware

15. Cerner International, Inc.	Delaware

16. Cerner Ireland Limited	Ireland

17. Cerner Limited	United Kingdom

18. Cerner Lingologix, Inc.	Delaware

19. Cerner Middle East FZ-LLC	Emirate of Dubai, UAE

20. Cerner Middle East, Ltd.	Cayman Islands

21. Cerner Multum, Inc.	Delaware

22. Cerner Properties, Inc.	Delaware

23. Cerner Singapore Limited	Delaware

24. Cerner (Malaysia) SDN BHD	Malaysia

25. The Health Exchange, Inc.	Missouri

26. Rockcreek Aviation, Inc.	Delaware